Form 4                                                              Page 6 of 8

J - Other acquisition or disposition (describe transaction)
K - Transaction in equity swap or instrument with similar characteristics U - Disposition pursuant to a tender of shares in a change of control transaction


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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

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1.   Name and Address of Reporting Person*

     RATHGAR LLC
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   (Last)                           (First)             (Middle)

     215 FOREST HAVEN DRIVE
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                                    (Street)

     SLINGERLANDS, NY 12157
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   (City)                           (State)              (Zip)

     DLD GROUP, INC.
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2.   Issuer Name and Ticker or Trading Symbol


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--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)

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4.   Statement for Month/Year

     03/01
     ---------------------------------------------------------------------------
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5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     7.
                                2.               Code         ------------------------------- Owned at End   (D) or     Nature of
1.                              Transaction      (Instr. 8)                   (A)             of Month       Indirect   Indirect
Title of Security               Date             ------------     Amount      or     Price    (Instr. 3      (I)        Beneificia
(Instr. 3)                      (Month/Day/Year)   Code     V                  (D)             and 4)        (Instr.4) (Instr. 4
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                       03/01              S               760,000      D      .053     40,000                    D
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see instruction 4(b)(v).

FORM 4 (continued)                                                  Page 7 of 8

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                10.
                                                                                                      9.        Owner-
                                                                                                      Number    ship
                                                                                                      of        Form
                2.                                                                                    Deriv-    of
                Conver-                    5.                              7.                         ative     Deriv-  11.
                sion                       Number of                       Title and Amount           Secur-    ative   Nature
                or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.              of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of        Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative      ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security        Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr
(Instr. 3)      ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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=============================================================================================================================

Explanation of Responses:


                 RATHGAR LLC

    /s/ Stuart Erner, Authorized Signatory                      12/20/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.